Kantor, Geisler & Associates, LLC
                 -----------------------------------------------
                          Certified Public Accountants
                            7705 Davie Road Extension
                            Hollywood, Florida 33024
                (954) 432-3100 (305) 620-0616 (954) 436-6898 Fax

July 1, 2005

Dr. Anthony Milici
GeneThera, Inc.
3930 Youngfield Street
Wheat Ridge, CO  80033

Dear Dr. Milici:

We are pleased to announce, effective immediately, that we have formed a new limited liability company, Kantor, Geisler & Associates, LLC. Steven M. Kantor, CPA continues as the managing partner of KG&A and all former clients of Kantor, Geisler & Oppenheimer, PA are now clients of our new firm.

We will remain at our current location and maintain the same telephone and facsimile numbers for your convenience. We would like to express our sincere appreciation for the opportunity of serving you over the years and look forward to continuing a long and mutually beneficial association.

Sincerely,

/s/ Michael J. Geisler
KANTOR, GEISLER & ASSOCIATES, LLC

MJG/dl